As filed with the Securities and Exchange Commission on August 22, 2025

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ETHZILLA CORPORATION
(Exact name of registrant as specified in our charter)

Delaware	90-1890354
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

2875 South Ocean Boulevard, Suite 200

Palm Beach, Florida 33480

(650) 285-2387

(Address, including zip code and telephone number, including area code, of registrant’s principle executive offices)

Blair Jordan

Chief Executive Officer

ETHZilla Corporation

2875 South Ocean Boulevard, Suite 200

Palm Beach, Florida 33480

(650) 285-2387

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

David M. Loev, Esq. John S. Gillies, Esq. The Loev Law Firm, PC 6300 West Loop South, Suite 280 Bellaire, Texas 77401 Telephone: (713) 524-4110 Facsimile: (713) 524-4122	Keith J. Scherer L.F. Max Noreng John E. Maciejewski Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP One Marina Park Drive, Suite 900 Boston, MA 02210 (617) 648-9100

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS

ETHZILLA CORPORATION

(f/k/a 180 LIFE SCIENCES CORP.)

74,836,720 Shares of Common Stock Issuable upon Conversion of Convertible Notes

This prospectus relates to the offer and resale by the selling stockholders identified herein, or their permitted transferees (the “Selling Stockholders”), of up to (i) 74,836,720 shares (the “Conversion Shares”) of common stock, par value $0.0001 share (“Common Stock”), issuable upon the conversion of convertible promissory notes (the “Convertible Notes”) issued to the investors of the Debt Financing (as defined below)

The Convertible Notes were issued pursuant to that certain Securities Purchase Agreement (the “Note Purchase Agreement”) dated August 8, 2025, by and between the Company and the Selling Stockholders in a private placement offering (the “Debt Financing”). Please see the section entitled “Debt Financing” on page 2 of this prospectus for more information.

We refer to the Conversion Shares as the “Securities” in this prospectus.

The Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the Securities in a number of different ways and at varying prices. See the “Plan of Distribution” section of this prospectus for more information.

All of the Common Stock in this offering, when sold, will be sold by the Selling Stockholders. We are not selling any shares of Common Stock in this offering, and we will not receive any proceeds from the sale of shares by the Selling Stockholders.

Our Common Stock is currently traded on The Nasdaq Capital Market (“Nasdaq”) under the symbol “ETHZ.” On August 21, 2025, the closing price as reported on Nasdaq was $4.81 per share. As of that date, the Company is no longer subject to General Instruction I.B.6 of Form S-3.

The Selling Stockholders may offer all or part of the Securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should read this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our Securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our Securities.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 22, 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this registration statement, the Selling Stockholders may sell from time to time in one or more offerings the Securities described in this prospectus. You should read this prospectus, and any applicable prospectus supplement, together with the information incorporated herein by reference as described under the headings “Where You Can Find More Information” and “Information We Incorporate by Reference.”

You should rely only on the information that we have provided or incorporated by reference in this prospectus, which may be amended, supplemented, or superseded from time to time by other reports that we subsequently file with the SEC. We have not authorized, nor has any Selling Stockholder authorized, any dealer, salesman, or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

For investors outside the United States: we have not, and the Selling Stockholders have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

For purposes of this prospectus, unless the context indicates otherwise, references to “ETHZ,” “ETHZilla,” “our Company,” “the Company,” “we,” “our,” “ours” and “us” refer to ETHZilla Corporation, a Delaware corporation, and any references to “180 Life,” “180 Life Sciences Corp.,” mean ETHZilla prior to our name change effected on August 18, 2025.

We urge you to read carefully this prospectus, as supplemented and amended, before deciding whether to invest in the Securities.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus, the documents incorporated by reference herein and therein, and other written and oral statements we make from time to time contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify these forward-looking statements by the fact they use words such as “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will,” “potential,” “opportunity,” “future” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert, or change any of them, and could cause actual outcomes to differ materially from current expectations. These statements are likely to relate to, among other things, our business strategy, our efforts to attract and retain new customers, our future financial projections and competitive position, our ability to keep pace with changing consumer preferences, the activities of our licensors, our prospects for initiating partnerships or collaborations, the timing of the introduction of products, the effect of new accounting pronouncements, uncertainty regarding our future operating results and our profitability, anticipated sources of funds as well as our plans, objectives, expectations and intentions.

We have included more detailed descriptions of these risks and uncertainties and other risks and uncertainties applicable to our business that we believe could cause actual results to differ materially from any forward-looking statement in the “Risk Factors” sections of this prospectus and the documents incorporated by reference herein including, but not limited to, the risk factors incorporated by reference from our filings with the SEC. We encourage you to read those descriptions carefully. Although we believe we have been prudent in our plans and assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can be achieved. We caution investors not to place significant reliance on forward-looking statements; such statements need to be evaluated in light of all the information contained and incorporated by reference in this prospectus. Furthermore, the statements speak only as of the date of each document, and we undertake no obligation to update or revise these statements.

iii

PROSPECTUS SUMMARY

The following summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the matters set forth in the section titled “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 31, 2025, as amended by Form 10-K/A filed with the SEC on April 25, 2025, as amended further by Form 10-K/A filed with the SEC on May 8, 2025; (ii) our updates to those Risk Factors under Item 1A in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 and June 30, 2025, as filed with the SEC on May 15, 2025 and July 23, 2025, respectively; and (iii) the Risk Factors in Exhibit 99.3 to our Current Report on Form 8-K, as filed with the SEC on July 30, 2025 and in Item 8.01 of our Current Report on Form 8-K, as filed with the SEC on August 11, 2025, all of which are incorporated by reference in this prospectus, as updated by our future filings with the SEC.

Our Company

We were formed as a clinical stage biotechnology company, focused on the development of therapeutics for unmet medical needs in chronic pain, inflammation and fibrosis by employing innovative research, and, where appropriate, combination therapy. In September 2024, we completed the acquisition of certain source code and intellectual property relating to the back-end technology platform to be used in the operation of an online blockchain casino, and moving forward, we plan to focus the majority of our operations on the creation of one or more online casinos, utilizing both blockchain and traditional technologies, while looking to monetize certain prior development stage therapeutic product candidates for unmet medical needs.

Planned iGaming Casino Operations

We are planning to strategically enter into the online gaming industry, utilizing certain source code and intellectual property relating to an online blockchain casino we acquired in September 2024, i.e., our “back-end” gaming platform, which incorporates blockchain technology and cryptocurrency operability, or the Gaming Technology Platform. The Company plans to use the Gaming Technology Platform to establish a blockchain-based business aimed at the global iGaming market, potentially with both fiat money and cryptocurrency capabilities. Initially focusing on B2C (business-to-consumer) online casinos, the Company also plans to explore the potential to expand into a B2B (business-to-business) model, offering a seamless blockchain-enabled technology platform for gaming operators worldwide. In addition, management has identified certain global iGaming industry characteristics and trends that they believe make potential acquisition opportunities attractive. Management believes that the combination of the Gaming Technology Platform and the strength of a Nasdaq listing make the Company an attractive consolidation vehicle for the iGaming industry, and is actively evaluating potential transactions with suitable counterparties (although no definitive acquisition agreements have been entered into to date). Such growth may take the form of acquisitions, technology licensing agreements or other corporate transactions that are beneficial to the Company and its shareholders.

Legacy Biotechnology Programs

We currently have two legacy biotechnology programs that are focused on different diseases or medical conditions, and that target different factors, molecules or proteins. Due to restrictions in the Company’s resources, the Company has slowed down research and development activities significantly in the SCA platform and the anti-TNF platform.

The Company is currently evaluating all options to monetize its existing life science assets, in addition to exploring other strategic alternatives to maximize value for its stockholders. Our legacy biotechnology programs include:

●	fibrosis and anti-tumor necrosis factor, or TNF; and

●	drugs which are derivatives of cannabidiol or cannabigerol analogues, or SCAs.

Ether Treasury Strategy

The Company used substantially all of the gross proceeds from the Debt Financing to purchase or otherwise acquire ETH, the native cryptocurrency of the Ethereum blockchain, for the Company’s cryptocurrency treasury operations. We are designing our treasury strategy with the goal of helping investors access exposure to the Ethereum blockchain ecosystem. To facilitate this, the Company is in the process of adopting a treasury policy focused on Ether, the native digital asset of Ethereum. The Company also plans to pursue a differentiated approach through its partnership with Electric Capital, the external asset manager for the Company. The Company is supported by an executive team and expects to be supported by a DeFi Council that unites capital markets experts, prominent Ethereum engineers, top-tier DeFi founders, infrastructure pioneers and other ecosystem participants.

Recent Developments

PIPE Offering

On July 29, 2025, we entered into a Securities Purchase Agreement with certain investors (the “PIPE Purchasers”) pursuant to which we agreed to sell and issue to the PIPE Purchasers in a private placement offering (the “PIPE Offering”): (i) 142,882,173 shares of Common Stock, at an offering price of $2.65 per share, and (ii) Pre-Funded Warrants to purchase up to 17,495,849 shares of Common Stock at an offering price of $2.6499 per Pre-Funded Warrant. The PIPE Offering closed on August 4, 2025.

Debt Financing

On August 8, 2025, we entered into the Note Purchase Agreement with investment funds managed by an institutional investor (the “Investor”), pursuant to which we agreed to sell and issue to the Investor senior secured convertible notes (the “Convertible Notes”) in aggregate principal amount of $156,250,000 (the “Principal Amount”) in exchange for cash equal to 96.0% of the Principal Amount in a “private placement.” The Debt Financing closed simultaneously with the signing of the Note Purchase Agreement (the “Effective Date”).

The Convertible Notes bear interest at a rate of 0.00% per annum for the first six months, and 4.00% per annum for the following six months through the maturity date, which is the third year anniversary of the issuance date of the Convertible Notes (the “Maturity Date”) or earlier conversion or redemption date. The interest rate will increase to a rate of 18.0% per annum upon the occurrence and during the continuance of an event of default under the Convertible Notes. The Convertible Notes are secured by $44.5 million of ETHER (“ETH”) and approximately $156.25 million in cash.

At any time following the nine-month anniversary of the Effective Date, the Investor shall have the right to require that the Company redeem all or any part of the outstanding Convertible Notes. If at any time after the Effective Date, (i) the loan to value ratio of the Convertible Notes is greater than 85%, or (ii) upon the occurrence of any Trigger Event (as defined in the Convertible Notes), the Investor shall have the right to require that the Company redeem all or any part of the outstanding note in cash at a price equal to 100% of the amount of such Convertible Note being redeemed.

The Convertible Notes provide that the Investor may convert all or any portion of the principal amount of such Convertible Note, together with any accrued and unpaid interest thereon, at an initial conversion price of $3.445 (the “Conversion Price”), which is subject to a one-time, downward only reset after the nine-month anniversary of the issuance date (the “Reset Date”) equal to the closing bid price of the Common Stock on the Reset Date to the extent such price is less than the Conversion Price. The Investor is not permitted to convert the Convertible Notes to the extent that the shares of Common Stock deliverable upon conversion thereof would exceed 19.99% of the Company’s outstanding shares immediately prior to executing the Note Purchase Agreement (the “Exchange Cap”) without prior stockholder approval. We are also required to seek stockholder approval for the issuance of the shares of Common Stock upon conversion of the Convertible Notes in accordance with the Note Purchase Agreement.

On the Effective Date, we and the Investor entered into a Registration Rights Agreement (the “RRA”) pursuant to which we agreed to file a registration statement registering the Conversion Shares for resale. The filing of the registration statement of which this prospectus forms a part was filed to satisfy such filing requirements.

Expansion of Board of Directors and Appointment of New Executive Chairman

In connection with the PIPE Offering, (i) McAndrew Rudisill was appointed as a member of the Board and as Executive Chairman of the Board of Directors, and (ii) Andrew Suckling and Crystal Heter were appointed as independent directors of the Board of Directors.

In connection with Mr. Rudisill’s appointment to the Board of Directors, the Company entered into an offer letter with Mr. Rudisill (the “Offer Letter”) which provides for Mr. Rudisill to be paid $350,000 per year as an annual retainer fee for serving on the Board of Directors. In addition (i) PCAO LLC, of which Mr. Rudisill is the founder and managing partner, and therefore deemed to beneficially own the securities held by such entity, has entered into a Strategic Advisor Agreement with the Company, and received Strategic Advisor Warrants, to purchase 5,764,875 shares of Common Stock of the Company in consideration for strategic advisory services agreed to be rendered, and (ii) Pelagic Capital Advisors LLC, of which Mr. Rudisill is the managing partner and founder, and three beneficiary partnerships which he advises, and therefore deemed to beneficially own the securities held by such entity, has purchased 566,035 shares of Common Stock in the PIPE Offering.

At the Market Sales Agreement

On August 13, 2025, we entered into a Sales Agreement with Clear Street LLC pursuant to which we may offer and sell shares (the “ATM Shares”) of our Common Stock having an aggregate offering price of up to $500 million from time to time through Clear Street acting as our sales agent (the “ATM Program”). Clear Street will be entitled to a commission of up to 3.0% of the gross proceeds from each sale of the ATM Shares pursuant to the Sales Agreement. Under the terms of the Sales Agreement, we also may sell our Common Stock to Clear Street, as principal for its own account, at a price agreed upon at the time of sale. If we sell our Common Stock to Clear Street, as principal, we will enter into a separate agreement with Clear Street, setting forth the terms of such transaction.

Our Corporate Information

Our principal executive offices are located at 2875 South Ocean Boulevard, Suite 200, Palm Beach, Florida 33480. Our telephone number is (650) 285-2387.

Effective August 18, 2025, we changed our name from “180 Life Sciences Corp.” to “ETHZilla Corporation” and the ticker symbol for our Common Stock changed to “ETHZ” on the Nasdaq Capital Market.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings (reports, proxy and information statements, and other information) are available to the public over the Internet at the SEC’s website at www.sec.gov and are available for download, free of charge, soon after such reports are filed with or furnished to the SEC, on the “Investors”—“SEC Filings”—“All SEC Filings” page of our website at www.ethzilla.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus. We have included our web address as an inactive textual reference only. We make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to these reports available free of charge on our website as soon as reasonably practicable after we file these reports with the Securities and Exchange Commission.

THE OFFERING

Shares of Common Stock Offered by the Selling Stockholders:	We are registering the resale by the Selling Stockholders of an aggregate of 74,836,720 shares of Common Stock issuable upon conversion of the Convertible Notes.

Shares of Common Stock Outstanding Prior to the Offering	164,447,345 shares (as of August 21, 2025).

Shares of Common Stock Outstanding after the Offering	239,284,065 shares, on an as converted basis.

Terms of the Offering:	Each Selling Stockholder will determine when and how it will sell the Common Stock offered in this prospectus, as described in the “Plan of Distribution” on page 19.

Use of Proceeds:	We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

Risk Factors:	You should carefully read the “Risk Factors” section of this prospectus and other information included and incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Securities.

Nasdaq Symbol for Our Common Stock:	ETHZ

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus and the documents incorporated by reference into this prospectus, including those in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 31, 2025, as amended by Form 10-K/A filed with the SEC on April 25, 2025, as amended further by Form 10-K/A filed with the SEC on May 8, 2025; (ii) our updates to those Risk Factors under Item 1A in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 and June 30, 2025, as filed with the SEC on May 15, 2025 and July 23, 2025, respectively; and (iii) the Risk Factors in Exhibit 99.3 to our Current Report on Form 8-K, as filed with the SEC on July 30, 2025 and in Item 8.01 of our Current Report on Form 8-K, as filed with the SEC on August 11, 2025, before making an investment decision. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of our shares of Common Stock and the value of the other Securities could decline materially, and you could lose all or part of your investment.

The risks included in this prospectus and the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations, and our ability to pay distributions to stockholders.

Risks Related to This Offering

Resales of our Common Stock in the public market by our stockholders (including the Selling Stockholders) may cause the market price of our shares of Common Stock to fall.

Sales of a substantial number of shares of Common Stock could occur at any time, including sales by the Selling Stockholders under this prospectus. The issuance of new shares of Common Stock could result in resales of our shares of Common Stock by our current stockholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our shares of Common Stock.

You may experience future dilution as a result of future equity or debt offerings.

In order to raise additional capital, we may in the future offer, through our ATM Program or other means, additional shares of Common Stock or other securities convertible into or exchangeable for our shares of Common Stock that could result in further dilution to our current stockholders or result in downward pressure on the price of our Common Stock. We may sell through our ATM Program or other means, additional shares of Common Stock or other securities in any offering at prices that are higher or lower than the prices paid by the Selling Stockholders, and the investors purchasing shares or other securities in the future could have rights superior to existing stockholders. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, our shares of Common Stock in the future and those options, warrants or other securities are exercised, converted or exchanged, stockholders may experience further dilution.

Sales of our common stock in our ATM Program, or the perception that such sales may occur, could cause the market price of our common stock to fall.

On August 13, 2025, we entered into a Sales Agreement with Clear Street LLC pursuant to which we may offer and sell the ATM Shares from time to time to or Clear Street acting as our sales agent. Continued sales of our common stock, if any, under the ATM Program will depend upon market conditions and other factors to be determined by us and may be made in negotiated transactions or transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act. Future sales of our common stock are not guaranteed, and there are no firm commitments to receive funding under the ATM Program. The issuance from time to time of these new shares of common stock, or the perception that such sales may occur, could have the effect of depressing the market price of our common stock.

Risks Related to our Ethereum Treasury Strategy and Ether Holdings

Our financial results and the trading price of our common stock are likely to be affected by the market prices of Ether, which are highly volatile.

Ethereum is a highly volatile asset, and fluctuations in the price of Ether are likely to influence our financial results and the market price of our common stock. Our financial results and the market price of our common stock would be adversely affected, and our business and financial condition would be negatively impacted if the price of Ether decreased substantially (as it has in the past, such as during 2022), including as a result of:

●	decreased user and investor confidence in Ether, including due to the various factors described in this risk factor;

●	investment and trading activities, such as (i) trading activities of highly active retail and institutional users, speculators, miners and investors, (ii) actual or expected significant dispositions of Ether by large holders, and (iii) actual or perceived manipulation of the spot or derivative markets for Ether or spot Ether exchange-traded platforms, or ETPs;

●	negative publicity, media or social media coverage, or sentiment due to events in or relating to, or perception of, Ether or the broader digital assets industry, for example, (i) public perception that Ether can be used as a vehicle to circumvent sanctions, including sanctions imposed on Russia or certain regions related to the ongoing conflict between Russia and Ukraine, or to fund criminal or terrorist activities, such as the purported use of digital assets by Hamas to fund its terrorist attack against Israel in October 2023; (ii) expected or pending civil, criminal, regulatory enforcement or other high profile actions against major participants in the Ethereum ecosystem, including the SEC’s enforcement actions against Coinbase, Inc. and Binance Holdings Ltd.; (iii) additional filings for bankruptcy protection or bankruptcy proceedings of major digital asset industry participants, such as the bankruptcy proceeding of FTX Trading and its affiliates; and (iv) the actual or perceived environmental impact of Ether and related activities, including environmental concerns raised by private individuals, governmental and non-governmental organizations, and other actors related to the energy resources consumed in the Ether mining process;

●	changes in consumer preferences and the perceived value or prospects of Ether;

●	competition from other digital assets (including Bitcoin) that are more well known, exhibit better speed, security, scalability, or energy efficiency, that feature other more favored characteristics, that are backed by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;

●	a decrease in the price of other digital assets, including stablecoins, or the crash or unavailability of stablecoins that are used as a medium of exchange for Ether purchase and sale transactions, such as the crash of the stablecoin Terra USD in 2022, to the extent the decrease in the price of such other digital assets or the unavailability of such stablecoins may cause a decrease in the price of Ether or adversely affect investor confidence in digital assets generally;

●	disruptions, failures, unavailability, or interruptions in service of trading venues for Ether, such as, for example, the announcement by the digital asset exchange FTX Trading that it would freeze withdrawals and transfers from its accounts and subsequent filing for bankruptcy protection and the recent SEC enforcement action brought against Binance Holdings Ltd., which initially sought to freeze all of its assets during the pendency of the enforcement action;

●	the filing for bankruptcy protection by, liquidation of, or market concerns about the financial viability of digital asset custodians, trading venues, lending platforms, investment funds, or other digital asset industry participants, such as the filing for bankruptcy protection by digital asset trading venues FTX Trading and BlockFi and digital asset lending platforms Celsius Network and Voyager Digital Holdings in 2022, the ordered liquidation of the digital asset investment fund Three Arrows Capital in 2022, the announced liquidation of Silvergate Bank in 2023, the government-mandated closure and sale of Signature Bank in 2023, the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by the Nevada Department of Business and Industry in 2023, and the exit of Binance Holdings Ltd. from the U.S. market as part of its settlement with the Department of Justice and other federal regulatory agencies;

●	regulatory, legislative, enforcement and judicial actions that adversely affect the price, ownership, transferability, trading volumes, legality or public perception of Ether, or that adversely affect the operations of or otherwise prevent digital asset custodians, trading venues, lending platforms or other digital assets industry participants from operating in a manner that allows them to continue to deliver services to the digital assets industry;

●	changes in staking rewards of Ether, or increases in the costs associated with Ether staking, including increases in electricity costs and hardware and software used in staking, that may cause a decline in support for the Ethereum network;

●	transaction congestion and fees associated with processing transactions on the Ether network;

●	macroeconomic changes, such as changes in the level of interest rates and inflation, fiscal and monetary policies of governments, trade restrictions, and fiat currency devaluations;

●	developments in mathematics or technology, including in digital computing, algebraic geometry and quantum computing, that could result in the cryptography used by the Ethereum blockchain becoming insecure, ineffective or obsolete; and

●	changes in national and international economic and political conditions, including, without limitation, the adverse impact attributable to the economic and political instability caused by the current conflict between Russia and Ukraine and the economic sanctions adopted in response to the conflict, and the potential broadening of the Israel-Hamas conflict to other countries in the Middle East.

Due to the unregulated nature and lack of transparency surrounding the operations of many digital asset trading venues, digital asset trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in digital asset trading venues and adversely affect the value of digital assets, and the Company’s financial position, operations and prospects.

Digital asset trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many digital asset trading venues that do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in digital asset trading venues, including prominent exchanges that handle a significant volume of such trading and/or are subject to regulatory oversight, in the event one or more digital asset trading venues cease or pause for a prolonged period the trading of digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.

Negative perception, a lack of stability in the broader digital asset markets and the closure, temporary shutdown or operational disruption of digital asset trading venues, lending institutions, institutional investors, institutional miners, custodians, or other major participants in the digital asset ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in digital assets and the broader digital asset ecosystem and greater volatility in the price of digital assets. The price of our listed securities may be affected by the value of our future digital asset holdings, and the failure of a major participant in the ecosystem could have a material adverse effect on the market price of our listed securities.

The availability of spot exchange-traded products for Ether and other digital assets may adversely affect the market price of Ether and, consequently, the trading price of our common stock.

Although Ether and other digital assets have experienced a surge of investor attention since Bitcoin was invented in 2008, until recently investors in the United States had limited means to gain direct exposure to Ether through traditional investment channels, and instead generally were only able to hold Ether through “hosted” wallets provided by digital asset service providers or through “unhosted” wallets that expose the investor to risks associated with loss or hacking of their private keys. Given the relative novelty of digital assets, general lack of familiarity with the processes needed to hold Ether directly, as well as the potential reluctance of financial planners and advisers to recommend direct Ether holdings to their retail customers because of the manner in which such holdings are custodied, some investors have sought exposure to Ether through investment vehicles that hold Ether and issue shares representing fractional undivided interests in their underlying Ether holdings. These vehicles, which were previously offered only to “accredited investors” on a private placement basis, have in the past traded at substantial premiums to net asset value, or NAV, possibly due to the relative scarcity of traditional investment vehicles providing investment exposure to Ether.

In May 2024, the SEC approved rules allowing for the listing and trading of spot Ether ETPs, the shares of which can be sold in public offerings and are traded on U.S. national securities exchanges. Although we are an operating company seeking to commercialize our iGaming assets as well as continuing to maintain the intellectual property around the Company’s existing biotechnology assets, and we believe we offer a different value proposition than a passive Ether investment vehicle such as a spot Ether ETP, investors may nevertheless view our common stock as an alternative to an investment in an ETP, and choose to purchase shares of a spot Ether ETP instead of our common stock. They may do so for a variety of reasons, including if they believe that ETPs offer a “pure play” exposure to Ether that is generally not subject to federal income tax at the entity level as we are, or the other risk factors applicable to an operating business, such as ours. Additionally, unlike spot Ether ETPs, we (i) do not seek for our shares of common stock to track the value of the underlying Ether we hold before payment of expenses and liabilities, (ii) do not benefit from various exemptions and relief under the Securities Exchange Act of 1934, as amended, or the Exchange Act, including Regulation M, and other securities laws, which enable spot Ether ETPs to continuously align the value of their shares to the price of the underlying Ether they hold through share creation and redemption, (iii) are a Delaware corporation rather than a statutory trust, and do not operate pursuant to a trust agreement that would require us to pursue one or more stated investment objectives, and (iv) are not required to provide daily transparency as to our Ether holdings or our daily NAV. Furthermore, recommendations by broker-dealers to buy, hold, or sell complex products and non-traditional ETPs, or an investment strategy involving such products, may be subject to additional or heightened scrutiny that would not be applicable to broker-dealers making recommendations with respect to our common stock. Based on how we are viewed in the market relative to ETPs, and other vehicles that offer economic exposure to Ether, such as Ether futures ETFs and leveraged Ether futures ETFs, any premium or discount in our common stock relative to the value of our Ether holdings may increase or decrease in different market conditions.

As a result of the foregoing factors, availability of spot Ether ETPs on U.S. national securities exchanges could have a material adverse effect on the market price of our common stock.

The Company’s Ethereum treasury strategy may subject it to enhanced regulatory oversight.

As noted above, several spot Ether ETPs have received approval from the SEC to list their shares on a U.S. national securities exchange with continuous share creation and redemption at NAV. Even though we are not, and do not function in the manner of, a spot Ether ETP, it is possible that we nevertheless could face regulatory scrutiny from the SEC or other federal or state agencies due to our Ether holdings.

In addition, there has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. While we have implemented and maintain policies and procedures reasonably designed to promote compliance with applicable anti-money laundering and sanctions laws and regulations and take care to only acquire our Ether through entities subject to anti-money laundering regulation and related compliance rules in the United States, if we are found to have purchased any of our Ether from bad actors that have used Ether to launder money or persons subject to sanctions, we may be subject to regulatory proceedings and any further transactions or dealings in Ether by us may be restricted or prohibited.

We have and expect to issue convertible debentures in the future, which are and could in the future be collateralized by some or all of our Ether holdings, and we may utilize other financial instruments that may be so collateralized. We may also consider pursuing strategies to create income streams or otherwise generate funds using our Ether holdings. These types of Ether-related transactions are the subject of enhanced regulatory oversight. These and any other Ether-related transactions we may enter into, beyond simply acquiring and holding Ether, may subject us to additional regulatory compliance requirements and scrutiny, including under federal and state money services regulations, money transmitter licensing requirements and various commodity and securities laws and regulations.

Additional laws, guidance and policies may be issued by domestic and foreign regulators following the filing for Chapter 11 bankruptcy protection by FTX Trading, one of the world’s largest cryptocurrency exchanges, in November 2022. U.S. and foreign regulators have also increased, and are highly likely to continue to increase, enforcement activity, and are likely to adopt new regulatory requirements in response to FTX Trading’s collapse. Increased enforcement activity and changes in the regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government or any new legislation affecting Ether, as well as enforcement actions involving or impacting our trading venues, counterparties and custodians, may impose significant costs or significantly limit our ability to hold and transact in Ether.

In addition, private actors that are wary of Ether or the regulatory concerns associated with Ether may in the future take further actions that may have an adverse effect on our business or the market price of our common stock.

The concentration of our Ether holdings may enhance the risks inherent in utilizing our Ethereum treasury strategy.

The concentration of our Ether holdings limits the risk mitigation that we could take advantage of by purchasing a more diversified portfolio of treasury assets, and the absence of diversification enhances the risks inherent in our Ether acquisition strategy. Any significant future decline in the price of Ether would have a more pronounced impact on our financial condition than if we used our cash to purchase a more diverse portfolio of assets.

The Company’s Ether holdings will be less liquid than existing cash and cash equivalents and may not be able to serve as a source of liquidity for it to the same extent as cash and cash equivalents.

Historically, the Ethereum markets have been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our Ether at favorable prices or at all. For example, a number of Ether trading venues temporarily halted deposits and withdrawals in 2022. As a result, our Ether holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. Further, Ether we hold with our custodians and transact with our trade execution partners does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered Ether or otherwise generate funds using our Ether holdings, including in particular during times of market instability or when the price of Ether has declined significantly. If we are unable to sell our Ether, enter into additional capital raising transactions using Ether as collateral, or otherwise generate funds using our Ether holdings, or if we are forced to sell our Ether at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

If the Company or its third-party service providers experience a security breach or cyber-attack and unauthorized parties obtain access to its Ether assets, the Company may lose some or all of its Ether assets and its financial condition and results of operations could be materially adversely affected.

Substantially all of the Ether we hold is expected to be held in custody accounts at U.S.-based institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to our Ether. Ethereum and other blockchain-based cryptocurrencies and the entities that provide services to participants in the Ether ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021, it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in a partial or total loss of our Ether in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our Ether; harm to our reputation and brand; improper disclosure of data and violations of applicable data privacy and other laws; or significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader Ethereum blockchain ecosystem or in the use of the Ether network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to Ether, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the Ether industry, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.

The launch of central bank digital currencies may adversely affect the Company’s ability to successfully manage its Ethereum treasury strategy and, consequently, its business.

The introduction of a government-issued digital currency could eliminate or reduce the need or demand for private-sector issued crypto currencies or significantly limit their utility. National governments around the world could introduce central bank digital currency (“CBDC”), which could in turn limit the size of the market opportunity for cryptocurrencies, including Ether.

We are not subject to legal and regulatory obligations that apply to investment companies, such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

Intellectual property disputes related to the open-source structure of digital asset networks expose us to risks related to software development, security vulnerabilities and potential disruptions to digital asset technology could threaten our ability to operate.

Digital asset networks are open-source projects and, although there may be an influential group of leaders in the network community, generally there is no official developer or group of developers that formally controls the digital asset network. Without guaranteed financial incentives, there may be insufficient resources to address emerging issues, upgrade security or implement necessary improvements to the network in a timely manner. If the digital asset network’s software is not properly maintained or developed, it could become vulnerable to security threats, operational inefficiencies and reduced trust, all of which could negatively impact the digital assets’ long-term viability and our business.

The irreversibility of digital asset transactions exposes us to risks of theft, loss and human error, which could negatively impact our business.

Digital asset transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the transaction or, in theory, control or consent of a majority of the processing power on that digital asset network. Once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer of digital assets or a theft of digital assets generally will not be reversible, and we may not be capable of seeking compensation for any such transfer or theft.

We plan to regularly transfer digital assets, and it is possible that, through computer or human error, or through theft or criminal action, such assets could be transferred in incorrect amounts or to unauthorized third parties.

To the extent we are unable to seek a corrective transaction to identify the third party which has received our digital assets through error or theft, we will be unable to revert or otherwise recover the impacted digital assets, and any such loss could adversely affect our business, results of operations and financial condition.

We are subject to significant competition in the growing digital asset industry and the Company’s business, operating results, and financial condition may be adversely affected if the Company is unable to compete effectively.

The Company operates in a competitive environment and will compete against other companies and other entities with similar strategies, including companies with significant holdings in Bitcoin, Ether and other digital assets, and the Company’s business, operating results, and financial condition may be adversely affected if the Company is unable to compete effectively.

The emergence or growth of other digital assets, including those with significant private or public sector backing, including by governments, consortiums or financial institutions, could have a negative impact on the price of Ether and, consequently, adversely affect the market price of our common stock.

We expect our assets to be concentrated in Ether holdings. Accordingly, the emergence or growth of digital assets other than Ether may have a material adverse effect on our financial condition. As of August 1, 2025, Ethereum was the second largest digital asset by market capitalization (with Bitcoin being the largest). However, there are numerous alternative digital assets and many entities, including consortiums and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets that do not use “proof-of-stake” like the Ethereum network. If the mechanisms for validating transactions in Bitcoin (which uses “proof-of-work”) and other alternative digital assets are perceived as superior to “proof-of-stake” mining, those digital assets could gain market share relative to Ethereum.

Other alternative digital assets that compete with Ethereum in certain ways include “stablecoins,” which are designed to maintain a constant price related to or based on some other asset or traditional currency because of, for instance, their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. In June 2025, the U.S. Senate passed the “GENIUS Act,” which would establish a federal framework for “payment stablecoins,” treating them as payment systems, not securities, and mandating fiat-backed reserves, monthly disclosures, anti-money laundering safeguards, and similar measures. Stablecoins have grown rapidly as an alternative to Ether and other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms, and their use as an alternative to Ether could expand further if the GENIUS Act is enacted as law. As of August 1, 2025, two of the seven largest digital assets by market capitalization were U.S. dollar-pegged stablecoins.

Additionally, central banks in some countries have started to introduce digital forms of legal tender. For example, China has its own CDBC, and governments including the United States, the United Kingdom, the European Union, and Israel have been discussing the potential creation of new CBDCs. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could also compete with, or replace, Ether and other digital assets as a medium of exchange or store of value. As a result, the emergence or growth of these or other digital assets could cause the market price of Ether to decrease, which could have a material adverse effect on our business, prospects, financial condition, and operating results.

Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our Ether holdings.

Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future from holding or selling significant amounts of Ether.

The price of Ether has historically been subject to dramatic price fluctuations and is highly volatile. We expect to determine the fair value of our Ether based on quoted (unadjusted) prices on the Coinbase exchange, and following early adoption of ASU 2023-08, will be required to measure our Ether holdings at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of our Ether in net income each reporting period, which may create significant volatility in our reported earnings and decrease the carrying value of our digital assets, which in turn could have a material adverse effect on the market price of our common stock. Conversely, any sale of Ether at prices above our carrying value for such assets creates a gain for financial reporting purposes even if we would otherwise incur an economic or tax loss with respect to such transaction, which also may result in significant volatility in our reported earnings.

Due in particular to the volatility in the price of Ether, we expect our early adoption of ASU 2023-08 to increase the volatility of our financial results, and it could significantly affect the carrying value of our Ether on our balance sheet.

Because we intend to purchase additional Ether in the future and increase our overall holdings of Ether, we expect that the proportion of our total assets represented by our Ether holdings will increase in the future. As a result, and in particular with respect to the quarterly periods and full fiscal year with respect to which ASU 2023-08 will apply, and for all future periods, volatility in our earnings may be significantly more than what we experienced in prior periods.

Absent federal regulations, there is a possibility that Ether may be classified as a “security.” Any classification of Ether as a “security” would subject us to additional regulation and could materially impact the operation of our business.

Neither the SEC nor any other U.S. federal or state regulator has publicly stated whether they agree that Ether is a “security.” Despite the Executive Order titled “Strengthening American Leadership in Digital Financial Technology” which includes as an objective, “protecting and promoting the ability of individual citizens and private sector entities alike to access and … to maintain self-custody of digital assets,” Ether has not yet been classified with respect to U.S. federal securities laws. Therefore, while (for the reasons discussed below) we believe that Ether is not a “security” within the meaning of the U.S. federal securities laws, and registration of the Company under The Investment Company Act of 1940, as amended (the “Investment Company Act”), is therefore not required under the applicable securities laws, we acknowledge that a regulatory body or federal court may determine otherwise. Our belief, even if reasonable under the circumstances, would not preclude legal or regulatory action based on such a finding that Ether is a “security” which would require us to register as an investment company under the Investment Company Act.

To establish this belief, we have taken into account a number of factors, including the various definitions of “security” under U.S. federal securities laws and federal court decisions interpreting the elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases, as well as court rulings, reports, orders, press releases, public statements, and speeches by the SEC Commissioners and SEC Staff providing guidance on when a digital asset or a transaction to which a digital asset may relate may be a security for purposes of U.S. federal securities laws. Our position that Ether is not a “security” is premised, among other reasons, on our conclusion Ether does not meet the elements of the Howey test. Among the reasons for our conclusion that Ether is not a security is that holders of Ether do not have a reasonable expectation of profits from our efforts in respect of their holding of Ether. Also, Ether ownership does not convey the right to receive any interest, rewards, or other returns.

We acknowledge, however, that the SEC, a federal court or another relevant entity could take a different view. The regulatory treatment of Ether is such that it has drawn significant attention from legislative and regulatory bodies, in particular the SEC which has previously stated it deemed Ether a security. Application of securities laws to the specific facts and circumstances of digital assets is complex and subject to change. Our conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on a finding that Ether, or any other digital asset we might hold is a “security.” As such, we are at risk of enforcement proceedings against us, which could result in potential injunctions, cease-and-desist orders, fines, and penalties if Ether was determined to be a security by a regulatory body or a court. Such developments could subject us to fines, penalties, and other damages, and adversely affect our business, results of operations, financial condition, and prospects.

The classification of digital assets that we will hold as a commodity could subject us to additional Commodity Futures Trading Commission (CFTC) regulation, resulting in significant compliance costs or the cessation of certain operations.

Under current interpretations, Ether is classified as a commodity under the Commodity Exchange Act and is subject to regulation by the CFTC. If our activities require CFTC registration, we may be required to comply with extensive regulatory obligations, which could result in significant costs and operational disruptions. Additionally, current and future legislative or regulatory developments, including new CFTC interpretations, could further impact how Ether and Ether derivatives are classified and traded.

If Ether is further regulated as a commodity, we may be required to register as a commodity pool operator and register the Company as a commodity pool with the CFTC through the National Futures Association. Compliance with these additional regulatory requirements could result in substantial, non-recurring expenses, adversely affecting an investment in our securities. If we determine not to comply with such regulations, we may be forced to cease certain operations, which could negatively impact our investors.

Changes in regulatory interpretations could require us to register as a money services business or money transmitter, leading to increased compliance costs or operational shutdowns.

The regulatory regime for digital assets in the U.S. and elsewhere is uncertain. The Company may be unable to effectively react to proposed legislation and regulation of digital assets, which could adversely affect its business.

If regulatory changes or interpretations require us to register as a money services business with FinCEN under the U.S. Bank Secrecy Act, or as a money transmitter under state laws, we may be subject to extensive regulatory requirements, resulting in significant compliance costs and operational burdens. In such a case, we may incur extraordinary expenses to meet these requirements or, alternatively, may determine that continued operations are not viable. If we decide to cease certain operations in response to new regulatory obligations, such actions could occur at a time that is unfavorable to investors.

Multiple states have implemented or proposed regulatory frameworks for digital asset businesses. Compliance with such state-specific regulations may increase costs or impact our business operations. Further, if we or our service providers are unable to comply with evolving federal or state regulations, we may be forced to dissolve or liquidate certain operations, which could materially impact our investors.

We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

Mutual funds, ETFs and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. We are not subject to, and do not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the execution of our changes to our digital asset strategy, our use of leverage, our ability to engage in transactions with affiliated parties and our operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers.

If we were deemed to be an investment company under the Investment Company Act, applicable restrictions likely would make it impractical for us to continue our business as currently conducted and our Ether treasury functions as currently contemplated.

Under Sections 3(a)(1)(A) and (C) of the Investment Company Act, a company generally will be deemed to be an “investment company” if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, and cash items) on an unconsolidated basis. Rule 3a-1 under the Investment Company Act generally provides that notwithstanding the Section 3(a)(1)(C) test described in clause (ii) above, an entity will not be deemed to be an “investment company” for purposes of the Investment Company Act if no more than 45% of the value of its assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, and cash items) consists of, and no more than 45% of its net income after taxes (for the past four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of such entity, and securities issued by qualifying companies that are controlled primarily by such entity. We do not believe that we are an “investment company” as such term is defined in either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act.

Recently, we have begun focusing on pursuing opportunities to expand our portfolio into digital assets. With respect to Section 3(a)(1)(A), following the PIPE Offering and Debt Financing, virtually all of the proceeds of the PIPE Offering and Debt Financing will be used to acquire Ether, which is an amount in excess of 40% of our total assets. Since we believe Ether is not an investment security, we do not hold ourselves out as being engaged primarily, or propose to engage primarily, in the business of investing, reinvesting, or trading in securities within the meaning of Section 3(a)(1)(A) of the Investment Company Act.

With respect to Section 3(a)(1)(C), we believe we satisfy the elements of Rule 3a-1 and therefore are deemed not to be an investment company under, and we intend to conduct our operations such that we will not be deemed an investment company under, Section 3(a)(1)(C). We believe that we are not an investment company pursuant to Rule 3a-1 under the Investment Company Act because, on a consolidated basis with respect to wholly-owned subsidiaries but otherwise on an unconsolidated basis, no more than 45% of the value of the Company’s total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, and cash items) consists of, and no more than 45% of the Company’s net income after taxes (for the last four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of the Company, and securities issued by qualifying companies that are controlled primarily by the Company.

Ether and other digital assets, as well as new business models and transactions enabled by blockchain technologies, present novel interpretive questions under the Investment Company Act. There is a risk that assets or arrangements that we have concluded are not securities could be deemed to be securities by the SEC or another authority for purposes of the Investment Company Act, which would increase the percentage of securities held by us for Investment Company Act purposes. The SEC has requested information from a number of participants in the digital assets ecosystem, regarding the potential application of the Investment Company Act to their businesses. For example, in an action unrelated to the Company, in February 2022, the SEC issued a cease-and-desist order under the Investment Company Act to BlockFi Lending LLC, in which the SEC alleged that BlockFi was operating as an unregistered investment company because it issued securities and also held more than 40% of its total assets, excluding cash, in investment securities, including the loans of digital assets made by BlockFi to institutional borrowers.

If we were deemed to be an investment company, Rule 3a-2 under the Investment Company Act is a safe harbor that provides a one-year grace period for transient investment companies that have a bona fide intent to be engaged primarily, as soon as is reasonably possible (in any event by the termination of such one-year period), in a business other than that of investing, reinvesting, owning, holding, or trading in securities, with such intent evidenced by the company’s business activities and an appropriate resolution of its board of directors. The grace period is available not more than once every three years and runs from the earlier of (i) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (ii) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Accordingly, the grace period may not be available at the time that we seek to rely on Rule 3a-2; however, Rule 3a-2 is a safe harbor and we may rely on any exemption or exclusion from investment company status available to us under the Investment Company Act at any given time. Furthermore, reliance on Rule 3a-2, Section 3(a)(1)(C), or Rule 3a-1 could require us to take actions to dispose of securities, limit our ability to make certain investments or enter into joint ventures, or otherwise limit or change our service offerings and operations. If we were to be deemed an investment company in the future, restrictions imposed by the Investment Company Act — including limitations on our ability to issue different classes of stock and equity compensation to directors, officers, and employees and restrictions on management, operations, and transactions with affiliated persons — likely would make it impractical for us to continue our business as contemplated, and could have a material adverse effect on our business, results of operations, financial condition, and prospects.

Transactions using Ether require the payment of “gas fees,” which are subject to fluctuations that may result in high transaction fees.

Transactions using Ether, including purchases, sales and staking, require the payment of “gas fees” in Ether. Gas fees are payments made by the user to compensate for the computational energy required to process and validate transactions, such as purchases, sales and staking, on the Ether network. These fees can fluctuate and can be very expensive relative to the cost of the transaction depending upon congestion and demand on the network. If fees are high, the cost of a transaction will potentially decrease the return of the investment, which could be negative. High gas fees may also cause delays in the execution of a transaction, which could affect the preferred timing of execution and may lead to execution of a transaction during inopportune times. In addition, gas fees are paid in Ether itself, which would require that sufficient Ether balances are maintained. Future upgrades to the Ethereum protocol, regulatory changes, or technical issues could also adversely impact the cost of gas fees and could have a material adverse effect on our business, results of operations, financial condition, treasury and prospects. Ether is created and transmitted through the operations of the peer-to-peer Ethereum network, a decentralized network of computers running software following the Ethereum protocol. If the Ethereum network is disrupted or encounters any unanticipated difficulties, the value of Ethereum could be negatively impacted.

If the Ethereum network is disrupted or encounters any unanticipated difficulties, then the processing of transactions on the Ethereum network may be disrupted, which in turn may prevent us from depositing or withdrawing Ether from our accounts with our custodian or otherwise effecting Ether transactions. Such disruptions could include, for example: the price volatility of Ether; the insolvency, business failure, interruption, default, failure to perform, security breach, or other problems of participants, custodians, or others; the closing of Ether trading platforms due to fraud, failures, security breaches, or otherwise; or network outages or congestion, power outages, or other problems or disruptions affecting the Ethereum network.

In addition, although we do not currently intend to mine Ether, digital asset validating operations can consume significant amounts of electricity, which may have a negative environmental impact and give rise to public opinion against allowing, or government regulations restricting, the use of electricity for validating operations. Additionally, validators may be forced to cease operations during an electricity shortage or power outage.

Lending arrangements may expose us to risks of borrower default, operational failures and cybersecurity threats.

From time to time, we may generate income through lending our Ether to third party borrowers, which carries significant risks. The volatility of the market price of Ether increases the likelihood that borrowers may default due to market downturns, liquidity crises, fraud or other financial distress. These lending transactions may be unsecured, and so may be subordinated to secured debt of the borrower. If a borrower becomes insolvent, we may be unable to recover the loaned Ether, leading to substantial financial losses.

Additionally, digital asset lending platforms are vulnerable to operational and cybersecurity risks. Technical failures, software bugs or system outages could disrupt lending activities, delay transactions or result in inaccurate record-keeping. Cybersecurity threats, including hacking, phishing and other malicious attacks, pose further risks, potentially leading to the loss, theft or misappropriation of our loaned Ether. A successful cyberattack or security breach could materially and adversely impact our financial position, reputation and ability to conduct future lending activities.

We face risks relating to the custody of our Ether, including the loss or destruction of private keys required to access our Ether and cyberattacks or other data loss relating to our Ether, including smart contract related losses and vulnerabilities.

We will hold our Ether with Coinbase, a regulated custodian, that has duties to safeguard our private keys. While we may use other custodians in the future, initially, our Ether holdings will be concentrated with a single custodian.

If we believe at any time that Coinbase cannot safely custody our Ether, for example, due to regulatory developments or enforcement actions that cause Coinbase to discontinue or limit its services in the United States, we may need to enter into agreements with other custodians that are less favorable than our agreement with Coinbase, or take other measures to custody our Ether, and our ability to seek a greater degree of diversification in the use of custodial services would be materially adversely affected. While we conduct due diligence on our custodians and any smart contract platforms we may use, there can be no assurance that such diligence will uncover all risks, including operational deficiencies, hidden vulnerabilities or legal noncompliance.

Any insurance that we may obtain covering losses of our Ether holdings may cover none or only a small fraction of the value of the entirety of our Ether holdings, and there can be no guarantee that such insurance will be maintained as part of the custodial services we have or that such coverage will cover losses with respect to our Ether. Moreover, our use of custodians exposes us to the risk that the Ether our custodians hold on our behalf could be subject to insolvency proceedings and we could be treated as a general unsecured creditor of the custodian, inhibiting our ability to exercise ownership rights with respect to such Ether. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage we maintain related to our Ether. The legal framework governing digital asset ownership and rights in custodial or insolvency contexts remains uncertain and continues to evolve, which could result in unexpected losses, protracted recovery processes or adverse treatment in insolvency proceedings.

Ether is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the Ether is held. While the Ether blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the Ether held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access the Ether held in the related digital wallet. Furthermore, we cannot provide assurance that our digital wallets, nor the digital wallets of our custodians held on our behalf, will not be compromised as a result of a cyberattack. The Ether and blockchain ledger, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities.

As part of our Ether treasury management strategy, we expect to engage in staking, restaking, and other permitted activities that involve the use of “smart contracts” or decentralized applications. The use of smart contracts or decentralized applications entails certain risks including risks stemming from the existence of an “admin key” or coding flaws that could be exploited, potentially allowing a bad actor to issue or otherwise compromise the smart contract or decentralized application, potentially leading to a loss of our Ether. Like all software code, smart contracts are exposed to risk that the code contains a bug or other security vulnerability, which can lead to loss of assets that are held on or transacted through the contract or decentralized application. Smart contracts and decentralized applications may contain bugs, security vulnerabilities or poorly designed permission structures that could result in the irreversible loss of Ether or other digital assets. Exploits, including those stemming from admin key misuse, admin key compromise, or protocol flaws, have occurred in the past and may occur in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of the Securities for the Selling Stockholders.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders consist of the Conversion Shares.

For additional information regarding the issuance of the Conversion Shares in connection with the Debt Financing, see the section “Prospectus Summary—Recent Developments” above. We are registering the resale of the Conversion Shares issuable upon conversion of the Convertible Notes in order to permit such Selling Stockholders to offer the Securities for resale from time to time.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our Common Stock. Generally, a person “beneficially owns” shares of our Common Stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of Common Stock held by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their respective ownership of shares of Common Stock and Convertible Notes, as of August 21, 2025, assuming conversion of the Convertible Notes held by each such Selling Stockholder on that date but taking account of any limitations on conversion set forth therein.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders and does not take into account any limitations on conversion of the Convertible Notes set forth therein.

In accordance with the terms of the RRA, this prospectus generally covers the resale of 150% of the maximum number of shares of Common Stock issued or issuable pursuant to the Convertible Notes, including payment of interest on the Convertible Notes through August 8, 2028, determined as if the outstanding Convertible Notes (including interest on the Convertible Notes through August 8, 2028) were converted in full (without regard to any limitations on conversion contained therein solely for the purpose of such calculation) at a conversion price calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price of the Convertible Notes may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Convertible Notes, a Selling Stockholder may not convert the Convertible Notes to the extent (but only to the extent) such Selling Stockholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 9.99% (the “Maximum Percentage”) of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Beneficial Ownership Before Offering(1)			Maximum Number of	Beneficial Ownership After Offering(3)
Name	Number of Shares		Percentage of Shares	Shares Offered(2)	Number of Shares	Percentage of Shares
Hudson Bay PH XXII LLC (4)	18,251,627	(5)	9.99%	63,980,247	0	*
Hudson Bay Special Opportunities Master Fund (D) LP (6)	10,856,473	(7)	6.19%	10,856,473	0	*

*	Percentage not listed if less than 1%.

(1)	Applicable percentage ownership is based on 164,447,345 shares of our Common Stock outstanding as of August 21, 2025, and based on 239,284,065 shares of our Common Stock outstanding after the offering.

(2)	For the purposes of the calculations the shares of Common Stock to be sold pursuant to the prospectus we are assuming (a) an event of default under the Convertible Notes has not occurred, (b) the Convertible Notes are each converted in full at a conversion price of $3.445 without regard to any limitations set forth in therein, and (c) interest on the Convertible Notes has accrued through August 8, 2028 and is paid in shares of our Common Stock, at an interest rate of (x) 0% prior to February 6, 2026 and (y) 4% per annum on and after February 6, 2026.

(3)	Represents the amount of shares that will be held by each Selling Stockholder after completion of this offering based on the assumptions that (a) all Common Stock underlying the Convertible Notes registered for sale by the registration statement of which this prospectus is part of will be sold and (b) no other shares of Common Stock are acquired or sold by such Selling Stockholder prior to completion of this offering. However, the Selling Stockholders may sell all, some or none of such shares offered pursuant to this prospectus and may sell other shares of Common Stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(4)	This column lists the number of shares of our Common Stock beneficially owned by this Selling Stockholder, as of August 21, 2025, after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of August 21, 2025, this Selling Stockholder would beneficially own an aggregate number of 63,980,247 shares of our Common Stock underlying its Convertible Note, all of which are being registered under this prospectus.

(5)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay PH XXII LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay PH XXII LLC and Sander Gerber disclaims beneficial ownership over these securities.

(6)	This column lists the number of shares of our Common Stock beneficially owned by this Selling Stockholder, as of August 21, 2025, after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of August 21, 2025, this Selling Stockholder would beneficially own an aggregate number of 10,856,473 shares of our Common Stock underlying its Convertible Note, all of which are being registered under this prospectus.

(7)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Special Opportunities Master Fund (D) LP, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Special Opportunities Master Fund D LP and Sander Gerber disclaims beneficial ownership over these securities.

Relationships with the Selling Stockholders

The Selling Stockholders have not had any material relationships with our officers, directors, or affiliates over the past three years, except (i) for the ownership of the Securities, (ii) as described in the section of this prospectus titled “Prospectus Summary — Recent Developments,” and (iii) as described in this section and in the table and footnotes above.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issuable upon conversion of the Convertible Notes to permit the resale of these shares of Common Stock by the holders of the Convertible Notes from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Stockholders may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Stockholders may transfer the shares of Common Stock by other means not described in this prospectus. If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the Convertible Notes or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the RRA, estimated to be $200 thousand in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act in accordance with the RRA or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the related RRA or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for us by The Loev Law Firm, PC, Bellaire, Texas. David M. Loev, the Managing Partner, President and sole owner of The Loev Law Firm, PC, beneficially owns less than 1% of the outstanding shares of our common stock. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of ETHZilla Corporation and subsidiaries as of December 31, 2024, and the year ended December 31, 2024 and the related notes, are incorporated into this prospectus by reference from ETHZilla Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024, have been audited by M&K CPA’s, PLLC, an independent registered public accounting firm, as set forth in their report thereon, and have been incorporated in this prospectus and Registration Statement in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

The consolidated financial statements of ETHZilla Corporation and subsidiaries as of December 31, 2023, and the year ended December 31, 2023 and the related notes, are incorporated into this prospectus by reference from ETHZilla Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon, and have been incorporated in this prospectus and Registration Statement in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis, or is to receive, any interest, directly or indirectly, in our Company, nor was any such person connected with us, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

TRANSFER AGENT

The transfer agent for our common stock is Continental Stock Transfer & Trust, located at 1 State Street, 30th Floor, New York, NY 10004-1561.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.sharplink.com. Information accessible on or through our website is not a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities that we are offering. Forms of any indenture or other documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. We incorporate by reference the documents listed below (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

●	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025, as amended by Amendment No. 1 thereto filed with the SEC on April 25, 2025, and Amendment No. 2 thereto filed with the SEC on May 8, 2025 (File No. 001-38105);

●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, filed with the SEC on May 15, 2025 and July 23, 2025, respectively;

●	Our definitive proxy statement on Schedule 14A, filed with the SEC on July 7, 2025, to the extent filed and not furnished with the Commission;

●	Our Current Reports on Form 8-K and 8-K/A (other than information furnished rather than filed) filed with the SEC on January 2, 2025, February 7, 2025, February 21, 2025, February 25, 2025, April 1, 2025, April 9, 2025, April 30, 2025, May 1, 2025, June 18, 2025, June 20, 2025, June 25, 2025, June 30, 2025, July 1, 2025, July 14, 2025, July 24, 2025, July 30, 2025, August 5, 2025, August 11, 2025, August 12, 2025, August 13, 2025, August 14, 2025, August 18, 2025, August 18, 2025, August 21, 2025 and August 21, 2025 (File No. 001-38105); and

●	the description of our common stock contained in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023, as Exhibit 4.6 (File No. 001-38105), including any amendment or report filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering, or in any other document we subsequently file with the SEC that also is incorporated by reference in this prospectus, modifies or supersedes the original statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. You should direct requests for documents to:

ETHZilla Corporation

2875 South Ocean Boulevard, Suite 200

Palm Beach, Florida 33480

Attention: Chief Accounting Officer

Phone: (650) 285-2387

ETHZILLA CORPORATION

(f/k/a 180 LIFE SCIENCES CORP.)

74,836,720 Shares of Common Stock Issuable upon Conversion of Convertible Notes

PROSPECTUS

August 22, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distributions

The following table sets forth the costs and expenses payable by ETHZilla Corporation (the “Company” or “ETHZilla”) in connection with the offering and sale of the shares of Common Stock, par value $0.0001 per share, (the “Common Stock”) being registered. All amounts shown are estimates, except the Securities and Exchange Commission (the “SEC”) registration fee.

SEC Registration Fee	$77,568
Accounting fees and expenses	10,000
Legal fees and expenses	225,000
Transfer agent and registrar fees	25,000
Printing expenses	-
Miscellaneous	10,000
Total	$347,568

Item 15. Indemnification of Directors and Officers

Section 145 of Delaware General Corporation Law (DGCL) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

Our Certificate of Incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and our Third Amended and Restated Bylaws (“Bylaws”) provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, we have entered into indemnification agreements with directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, to the fullest extent permitted by law. We also intend to enter into indemnification agreements with any new directors and executive officers in the future.

Neither our Bylaws nor our Certificate of Incorporation include any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have purchased and intend to maintain insurance on behalf of us and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 16. Exhibits

(a) Exhibits

Exhibit Number	Description
3.1	Second Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on November 12, 2020, and incorporated by reference herein).

3.2	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on December 15, 2022 (filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on December 16, 2022, and incorporated by reference herein).

3.3	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of 180 Life Sciences Corp., filed with the Secretary of State of Delaware on February 26, 2024 (Filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed by on February 28, 2024, and incorporated by reference herein).

3.4	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of 180 Life Sciences Corp., filed with the Secretary of State of Delaware on July 24, 2025 (Filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on July 24, 2025, and incorporated by reference herein).

3.5

Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of ETHZilla Corporation, filed with the Secretary of State of Delaware on August 12, 2025 (Filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on August 13, 2025, and incorporated by reference herein).

3.6

Third Amended and Restated Bylaws of ETHZilla Corporation, effective as of August 18, 2025 (filed as Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed on August 13, 2025, and incorporated by reference herein).

4.1	Specimen Common Stock Certificate (filed as Exhibit 4.2 to the registrant’s Registration Statement Form S-1 filed on April 26, 2017 and incorporated by reference herein).

4.2	Form of Convertible Debenture (filed as exhibit 4.2 to the registrant’s Current Report on 8-K filed on August 11, 2025, and incorporated by reference herein).

5.1*	Opinion of The Loev Law Firm, PC

10.1††	Form of Secured Convertible Debenture Purchase Agreement, dated as of August 8 2025 by and between the Company and the investor thereto (filed as exhibit 10.1 to the registrant’s Current Report on 8-K filed on August 11, 2025, and incorporated by reference herein).

10.2††	Form of Registration Rights Agreement, dated as of August 8, 2025, between 180 Life Sciences Corp. and the other parties thereto (filed as exhibit 10.2 to the registrant’s Current Report on 8-K filed on August 11, 2025, and incorporated by reference herein).

23.1*	Consent of M&K CPA’s, PLLC, independent registered public accounting firm

23.2*	Consent of Marcum LLP, independent registered public accounting firm

23.3*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)

24.1*	Power of Attorney (included in signature page hereto)

107*	Filing Fee Table

*	Filed herewith
††	Annexes and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC a copy of any omitted annexes and schedules upon request.
+	Indicates management contract or compensatory plan.

(b) Financial Statement Schedules.

None.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a) If the registrant is relying on Rule 430B:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be a part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3ASR and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Vancouver, British Columbia, Canada, on the 22nd day of August 2025.

ETHZILLA CORPORATION

By:	/s/ Blair Jordan
Name:	Blair Jordan
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Blair Jordan and Eric R. Van Lent, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and generally to do all such things in their names and behalf in their capacities as officers and directors to enable ETHZilla Corporation to comply with the provisions of the Securities Act of 1933 and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Blair Jordan	Chief Executive Officer and Director	August 22, 2025
Blair Jordan	(Principal Executive Officer)

/s/ Eric R. Van Lent	Chief Accounting Officer	August 22, 2025
Eric R. Van Lent	(Principal Financial and Accounting Officer)

/s/ McAndrew Rudisill	Executive Chairman	August 22, 2025
McAndrew Rudisill

/s/ Ryan L. Smith	Lead Director	August 22, 2025
Ryan L. Smith

/s/ Crystal Heter	Director	August 22, 2025
Crystal Heter

/s/ Stephen Shoemaker	Director	August 22, 2025
Stephen Shoemaker

/s/ Andrew Suckling	Director	August 22, 2025
Andrew Suckling